Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of Rule 10b5-1 Plan By

Executive Officers

Milwaukee, WI — September 12, 2012/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that Todd J. Teske, Chairman, President and Chief Executive Officer, and Thomas R. Savage, Senior Vice President – Corporate Development, have entered into individual stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Teske informed the Company that under his trading plan he intends to sell 83,972 shares of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2013. The purpose of the plan is to provide Mr. Teske with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

Mr. Savage informed the Company that under his trading plan he intends to sell 53,330 shares of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2013. The purpose of the plan is to provide Mr. Savage with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that the executives may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

David J. Rodgers

Senior Vice President and

Chief Financial Officer

/CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/